                                                                  Execution Copy



                         WORLD OMNI MASTER OWNER TRUST

                                 $120,000,000
            Series 2001-1 Floating Rate Automobile Dealer Floorplan
                          Asset Backed Notes, Class A


                          CLASS A PURCHASE AGREEMENT

                                                               February 21, 2001

Merrill Lynch Bank USA
800 Scudders Mill Road
Plainsboro Township, New Jersey  08536


Ladies and Gentlemen:

     WODFI LLC, a Delaware limited liability company (the "Transferor") and World Omni Financial Corp. (the "World Omni"), a Florida corporation, hereby confirm their respective agreements with Merrill Lynch Bank USA (the "Class A Purchaser") with respect to the sale by the Transferor and the purchase by the Class A Purchaser of $120,000,000 aggregate principal amount of Series 2001-1 Floating Rate Automobile Dealer Floorplan Asset Backed Notes, Class A (the "Class A Notes") issued by the World Omni Master Owner Trust (the "Trust") under the terms and conditions herein.

     Simultaneously with the sale of the $120,000,000 aggregate principal amount of Class A Notes as contemplated hereby, the Transferor will sell $157,000,000 aggregate principal amount of the Class A Notes and $23,000,000 aggregate principal amount of the Class B Notes (the "Underwritten Notes"), with respect to the Class A Notes, to the several underwriters (the "Class A Underwriters") named in (and pursuant to) the Underwriting Agreement relating to the Class A Notes, dated February 21, 2001 (the "Class A Underwriting Agreement"), among the Transferor, World Omni, and the Class A Underwriters and, with respect to the Class B Notes, to the underwriter (the "Class B Underwriter", and with the Class A Underwriters, the "Underwriters") named in (and pursuant to) the Underwriting Agreement relating to the Class B Notes, dated February 21, 2001 (the "Class B Underwriting Agreement", and with the Class A Underwriting Agreement, the "Underwriting Agreements"), among the Transferor, World Omni, and the Class B Underwriter. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreements.

     The Transferor and World Omni hereby agree with the Class A Purchaser as follows:

Section 1.  Representations and Warranties.
            ------------------------------

     (a)  Representations and Warranties by the Transferor and World Omni.  Each
          ---------------------------------------------------------------
of the Transferor and World Omni jointly and severally represents and warrants to the Class A Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(b) and agrees with the Class A Purchaser as follows:

          (i)   Due Organization.  The Transferor is a limited liability company
                ----------------
     duly organized, existing and in good standing under the laws of the State of Delaware. World Omni is a corporation duly organized, existing and in good standing under the laws of the State of Florida. Each of the Transferor and World Omni is duly incorporated or qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which their respective ownership or lease of substantial properties or the conduct of their respective businesses requires such qualification and in which the failure to so qualify and be in good standing would materially adversely affect their respective businesses or financial condition.

          (ii)  Authorization of this Agreement.  This Agreement has been duly
                -------------------------------
     authorized, executed and delivered by the Transferor and World Omni.

          (iii) Other.  The Transferor and World Omni acknowledge and confirm
                -----
     to the Class A Purchaser that they have no actual knowledge that the Class A Purchaser has conditioned its willingness to purchase the Class A Notes as described in Section 2(a) of this Agreement on the Transferor's and World Omni's retention of Merrill Lynch, Pierce, Fenner & Smith Incorporated as an underwriter of the Underwritten Notes and they have no actual knowledge that Merrill Lynch Pierce, Fenner & Smith Incorporated has conditioned its willingness to underwrite the Underwritten Notes as described above on the Transferor's and World Omni's agreement to sell the Class A Notes to the Class A Purchaser as described herein.

          (iv) Each of the Transferor and World Omni is not in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which it is a party or by which it or its properties are bound which could have a material adverse effect on the transactions contemplated herein.

          (v) The execution, delivery and performance of this Agreement will not, subject to obtaining any consents or approvals as may be required under the securities laws of various jurisdictions in the United States and elsewhere, result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the either the Transferor or World Omni.

     (b)  Representations and Warranties by the Class A Purchaser.  The Class A
          -------------------------------------------------------
Purchaser represents and warrants to the Transferor and World Omni as of the date hereof and as of the Closing Time referred to in Section 2(b) and agrees with the Transferor and World Omni as follows:

            (i) The Class A Purchaser has full power and authority to enter this Agreement and carry out the transactions contemplated hereby.

            (ii) The execution, delivery and performance of this Agreement by the Class A Purchaser have been duly authorized by all necessary by the Class A Purchaser.

            (iv) (iii)   The Class A Purchaser is acquiring the Class A Notes
     for its own account in the ordinary course of business and has made no arrangement with any person to participate in the distribution of such Class A Notes.

Section 2.  Sale and Delivery to the Class A Purchaser; Closing.
            ---------------------------------------------------

     (a)  Class A Notes. On the basis of and in reliance on the representations,
          -------------
warranties and agreements herein contained and subject to the terms and conditions herein set forth, the Transferor agrees to sell to the Class A Purchaser, and the Class A Purchaser agrees to purchase from the Transferor, $120,000,000 aggregate principal amount of the Class A Notes at the purchase price of 100% of such aggregate principal amount.

     (b)  Payment.  Payment of the purchase price for the Class A Notes being
          -------
sold hereunder shall be made at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601 or at such other place as shall be agreed upon by the Class A Purchaser and World Omni, at 10:00 A.M. (New York time) on March 6, 2001, or such other time not later than five business days after such date as shall be agreed upon by the Class A Purchaser and World Omni (such date and time of payment and delivery being herein called the "Closing Time").

     Payment shall be made to the Transferor by wire transfer of immediately available funds to a bank account designated by the Transferor, against delivery in the form and manner contemplated by Section 2(c) below, of the Class A Purchaser of certificates for the Class A Notes being sold hereunder.

     (c)  Denominations; Registration.  Certificates for the Class A Notes shall
          ---------------------------
be in denominations of $1,000. The Class A Notes will initially be represented by one or more certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"). The interests of beneficial owners of each Class A Note will be represented by book entries on the records of DTC and participating members thereof. Definitive certificates evidencing the Class A Notes will be available only under the limited circumstances specified in the Indenture. The Class A Notes shall be made available for examination and packaging by the Class A Purchaser in Chicago, Illinois not later than 10:00 A.M. (Chicago time) on the last business day prior to the Closing Time.

Section 3.  (a) Conditions of the Class A Purchaser's Obligations.  The
                -------------------------------------------------
obligations of the Class A Purchaser are subject to the accuracy of the representations and warranties of the

Transferor and World Omni contained in Section 1(a), to the performance by the Transferor and World Omni of their covenants and other obligations hereunder and to the following additional conditions:

     (i)    Purchase Agreement. The Purchase Agreement has been duly executed
            ------------------
and delivered by the parties thereto.

     (ii)   Underwritten Notes.  The Underwritten Notes have been duly executed,
            ------------------
authenticated and delivered pursuant to the Basic Documents and paid for by the Underwriters.

     (iii)  Ratings.  The Class A Notes shall have been rated in the highest
            -------
rating category for long-term debt obligations by each of Moody's Investors Service, Inc. ("Moody's"), Fitch, Inc. ("Fitch") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's").

     (b)    Conditions of Transferor's Obligations.  The obligations of the
            --------------------------------------
Transferor are subject to the accuracy of the representations and warranties of the Class A Purchaser contained in Section 1(b), to the performance by the Class A Purchaser of its covenants and other obligations hereunder and to the following additional condition:

     (i)    Purchase of Offered Notes by Underwriters. The Underwriters shall
            -----------------------------------------
have purchased the Underwritten Notes pursuant to the Underwriting Agreements.

Section 4.  Termination of Agreement.
            ------------------------

     (a) If any condition specified in Section 3(a) shall not have been fulfilled when and as required to be fulfilled pursuant to the terms of this Agreement, this Agreement may be terminated by the Class A Purchaser by notice to the Transferor and World Omni at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party and except that Section 5 shall survive any such termination and remain in full force and effect.

     (b) If any condition specified in Section 3(b) shall not have been fulfilled when and as required to be fulfilled pursuant to the terms of this Agreement, this Agreement may be terminated by Transferor and World Omni by notice to the Class A Purchaser at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party and except that Section 5 shall survive any such termination and remain in full force and effect.

Section 5.  Representations, Warranties and Agreements to Survive Delivery.  All
            --------------------------------------------------------------
representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Class A Purchaser or controlling person, or by or on behalf of the Transferor, World Omni and their respective Affiliates, and shall survive delivery of the Class A Notes to the Class A Purchaser.

Section 6.  Notices.  All notices and other communications hereunder shall be in
            -------
writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Class A Purchaser shall be directed to the Class A Purchaser at 800 Scudders Mill Road, Plainsboro Township, New Jersey 08536, Attention: Richard A. Uhlig, Chief Investment Officer; Notices to the Transferor shall be directed to it at 190 N.W. 12th Avenue, Deerfield Beach, Florida 33442, Attention: Patrick C. Ossenbeck, Vice President and Treasurer; Notices to World Omni shall be directed to it at 190 N.W. 12th Avenue, Deerfield Beach, Florida 33442, Attention: Patrick C. Ossenbeck, Vice President and Treasurer; in each case with respect to the Transferor and World Omni, with a copy to Susan Jane Chester, Senior Counsel-Treasury.

Section 7.  Parties.  This Agreement shall inure to the benefit of and be
            -------
binding upon each of the Class A Purchaser, the Transferor, World Omni and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Class A Purchaser, the Transferor and World Omni and their respective successors, and their heirs and legal representatives and for the benefit of no other person, firm or corporation.

Section 8.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
            -------------
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 9.  Effect of Headings.  The Article and Section headings herein are for
            ------------------
convenience only and shall not affect the construction hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Transferor and World Omni a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Class A Purchaser, the Transferor and World Omni in accordance with its terms.

                                              Very truly yours,

                                              WODFI LLC


                                              By:  __________________________
                                                   Eric M. Gebhard
                                                   Assistant Treasurer


                                              WORLD OMNI FINANCIAL CORP.


                                              By:  __________________________
                                                   Eric M. Gebhard
                                                   Assistant Treasurer


CONFIRMED AND ACCEPTED,
   as of the date first above written:

MERRILL LYNCH BANK USA

By: ________________________________________
    Name:
    Title: